Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West New York, NY 10001	FIRM/AFFILIATE OFFICES

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ABU DHABI
BEIJING
BRUSSELS
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PARIS
September 14, 2026	SÃO PAULO
SEOUL
SINGAPORE
TOKYO
TORONTO

FedEx Corporation
942 South Shady Grove Road

Memphis, Tennessee 38120

Re:	FedEx Corporation – Senior Notes Offering

Ladies and Gentlemen:

We have acted as special United States counsel to FedEx Corporation, a Delaware corporation (the “Company”), in connection with the public offering of €1,100,000,000 in aggregate principal amount of its 4.000% Notes due 2030 and €900,000,000 in aggregate principal amount of its 4.625% Notes due 2034 (collectively, the “Notes”) to be issued under the Indenture, dated as of September 14, 2026 (the “Base Indenture”), among the Company, each of the entities listed on Schedule I-A hereto (collectively, the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee (in such capacity, the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of September 14, 2026 (“Supplemental Indenture No. 1” and, together with the Base Indenture, the “Indenture”), among the Company, the Guarantors, the Trustee and U.S. Bank Europe DAC, UK Branch, as paying agent (in such capacity, the “Paying Agent”). The Indenture provides that the Notes are to be guaranteed by the Guarantors (such guarantees, together with the Notes, the “Securities”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

FedEx Corporation
September 14, 2026

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3 (File No. 333-297595) of the Company and the Guarantors relating to debt securities and other securities filed on July 21, 2026 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)            the prospectus, dated July 21, 2026 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the preliminary prospectus supplement, dated September 9, 2026 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            the prospectus supplement, dated September 9, 2026 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)            an executed copy of the Underwriting Agreement, dated September 9, 2026 (the “Underwriting Agreement”), among the Company, the Significant Guarantors (as defined in the Underwriting Agreement) party thereto and the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company and the Guarantors to the Underwriters of the Securities;

(f)            an executed copy of the Base Indenture, including Article XVII thereof containing the guarantee obligations of the Guarantors (the “Guarantees”);

(g)            an executed copy of Supplemental Indenture No. 1;

(h)            the global certificates evidencing the Notes, executed by the Company and registered in the name of the nominee of the common depositary for the accounts of Euroclear and Clearstream (the “Note Certificates”), delivered by the Company to the Trustee for authentication and delivery;

(i)            the Agency Agreement, dated as of September 14, 2026 (the “Agency Agreement”), among the Company, the Paying Agent, U.S. Bank Trust Company, National Association, as the registrar and transfer agent, and the Trustee;

(j)            an executed copy of a certificate of Alana L. Griffin, Assistant Secretary of each Opinion Party (as defined below), dated the date hereof (the “Secretary’s Certificate”);

(k)             a copy of each Opinion Party’s certificate of incorporation or certificate of formation, as applicable, certified by the Secretary of State of the State of Delaware as of September 3, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the applicable resolutions or action by written consent referred to below and as of the date hereof;

FedEx Corporation
September 14, 2026

(l)            a copy of each Opinion Party’s by-laws or limited liability company agreement, as applicable, as amended and certified pursuant to the Secretary's Certificate as being in effect on the date of the applicable resolutions or action by written consent referred to below and as of the date hereof;

(m)            copies of certain resolutions of the Board of Directors of the Company, adopted on May 13, 2026 and July 21, 2026, certified pursuant to the Secretary’s Certificate; and

(n)            copies of actions by written consent of the board of directors or sole/managing member, as applicable, of each of the Opinion Party Guarantors (as defined below), each dated July 6, 2026, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Transaction Documents.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the Covered State Laws (as defined below) (all of the foregoing being referred to as “Opined-on Law”).

The Underwriting Agreement, the Note Certificates, the Indenture and the Agency Agreement are referred to herein collectively as the “Transaction Documents.” As used herein, (i) “Opinion Party Guarantors” means the DE Corporate Subsidiaries and Federal Express Holdings S.A., LLC, (ii) “DE Corporate Subsidiaries” means the entities listed on Schedule I-B hereto, (iii) “Opinion Parties” means the Company and the Opinion Party Guarantors, and (iv) “Non-Opinion Party Guarantor” means the Guarantor listed on Schedule I-C that is not an Opinion Party Guarantor.

As used herein, “Covered State Laws” means, with respect to the Company and the DE Corporate Subsidiaries, the General Corporation Law of the State of Delaware (the “DGCL”), and, with respect to Federal Express Holdings S.A., LLC, the Delaware Limited Liability Company Act (the “DLLCA”).

FedEx Corporation
September 14, 2026

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.            The Note Certificates have been duly authorized and executed by all requisite corporate action on the part of the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.            The Guarantees of each Opinion Party Guarantor have been duly authorized by all requisite corporate or limited liability company, as applicable, action on the part of such Opinion Party Guarantor under the applicable Covered State Laws and, when the Note Certificates are duly authenticated by the Trustee and are issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, each Guarantee will constitute the valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following assumptions and qualifications:

(a)            we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and governmental orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)            we do not express any opinion with respect to any law, rule, regulation or order that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule, regulation or order is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)            except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules, regulations or orders, or to the extent any such provision purports to waive or alter, or has the effect of waiving or altering, any statute of limitations;

FedEx Corporation
September 14, 2026

(e)            we do not express any opinion whether the execution or delivery of any Transaction Document by any Opinion Party, or the performance by any Opinion Party of its obligations under any Transaction Document to which such Opinion Party is a party will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of any Opinion Party or any of its subsidiaries;

(f)            the opinions stated herein are limited to the agreements and documents specifically identified in the opinions contained herein (the “Specified Documents”) without regard to any agreement or other document referenced in any Specified Document (including agreements or other documents incorporated by reference or attached or annexed thereto) and without regard to any other agreement or document relating to any Specified Document that is not a Transaction Document;

(g)            subsequent to the effectiveness of the Indenture and immediately prior to the effectiveness of Supplemental Indenture No. 1, the Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Securities;

(h)            we do not express any opinion with respect to the enforceability of Section 18.11 of the Indenture to the extent that such section purports to bind any Opinion Party to the exclusive jurisdiction of any particular federal court or courts;

(i)            we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(j)            we do not express any opinion with respect to the enforceability of Article XVII of the Indenture to the extent that such section provides that the obligations of the Guarantors are absolute and unconditional irrespective of the enforceability or genuineness of the Indenture or the effect thereof on the opinions herein stated;

(k)            we do not express any opinion with respect to the enforceability of the provisions contained in Section 17.07 of the Indenture to the extent that such provisions limit the obligations of the Guarantors under the Indenture or any right of contribution of any party with respect to the obligations of the Guarantors under the Indenture;

(l)            we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinions;

FedEx Corporation
September 14, 2026

(m)            we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document providing for indemnity by any party thereto against any loss in obtaining the currency due to such party under any Transaction Document from a court judgment in another currency;

(n)            we have assumed that the choice of euros as the currency in which the Securities are denominated does not contravene any exchange control or other laws of the European Union, and further we call to your attention that a court may not award a judgment in any currency other than U.S. dollars;

(o)            to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law Sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(p)            this opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

In addition, in rendering the foregoing opinions we have also assumed that, at all applicable times:

(a)            the Non-Opinion Party Guarantor (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization, and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents to which the Non-Opinion Party Guarantor is a party;

(b)            the Non-Opinion Party Guarantor had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents to which the Non-Opinion Party Guarantor is a party;

(c)            each of the Transaction Documents to which the Non-Opinion Party Guarantor is a party had been duly authorized, executed and delivered by all requisite corporate action on the part of the Non-Opinion Party Guarantor;

(d)            neither the execution and delivery by the Company and each Guarantor of the Transaction Documents to which the Company or each Guarantor is a party nor the performance by the Company and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the certificate of incorporation or by-laws of the Non-Opinion Party Guarantor, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or any Guarantor or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended May 31, 2026), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or any Guarantor or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or any Guarantor or their respective property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

FedEx Corporation
September 14, 2026

(e)            neither the execution and delivery by the Company or any Guarantor of the Transaction Documents to which the Company or such Guarantor is a party nor the performance by the Company and such Guarantor of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction; and

(f)            the limited liability company agreement of Federal Express Holdings S.A., LLC is the only limited liability company agreement, as defined under the DLLCA, of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business, and we do not express any opinion with respect to the effect of any other agreement of the members of Federal Express Holdings S.A., LLC as to the affairs of Federal Express Holdings S.A., LLC and the conduct of its business. Further, we have assumed that Federal Express Holdings S.A., LLC has, and since the time of its formation has had, at least one validly admitted and existing member of Federal Express Holdings S.A., LLC and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by Federal Express Holdings S.A., LLC or its sole/managing member, that would result in, the liquidation, dissolution or winding-up of Federal Express Holdings S.A., LLC, (ii) no event has occurred that has adversely affected the good standing of Federal Express Holdings S.A., LLC under the laws of its jurisdiction of formation, and Federal Express Holdings S.A., LLC has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of Federal Express Holdings S.A., LLC’s certificate of formation.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

FedEx Corporation
September 14, 2026

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

MSH

FedEx Corporation
September 14, 2026

Schedule I-A

Guarantors

Federal Express Corporation

Federal Express Europe, Inc.

Federal Express Holdings S.A., LLC

Federal Express International, Inc.

FedEx Office and Print Services, Inc.

Schedule I-B

Delaware Corporate Subsidiaries

Federal Express Corporation

Federal Express Europe, Inc.

Federal Express International, Inc.

Schedule I-C

Non-Opinion Party Guarantor

FedEx Office and Print Services, Inc., a Texas corporation